Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

GAUCHO GROUP HOLDINGS, INC.

Gaucho Group Holdings, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:

1. The original name of the Corporation was Investprivate.com, Inc. The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of Delaware on April 5, 1999.

2. The Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”) by the directors of the Corporation and only restates and integrates and does not further amend (expect as permitted under Section 242(a)(1) and Section 242(b)(1) of the DGCL) the provisions of the Corporation’s Certificate of Incorporation as theretofore amended or supplemented and there is no discrepancy between those provisions and the provisions of the restated certificate.

3. The Amended and Restated Certificate of Incorporation so adopted reads in full as attached hereto as Exhibit A and is hereby incorporated herein by this reference.

4. The Amended and Restated Certificate of Incorporation so adopted shall be effective as of 12:01 a.m. Eastern Time on September 25, 2023.

IN WITNESS WHEREOF, Gaucho Group Holdings, Inc. has caused this Certificate to be signed by the President & Chief Executive Officer this 14th day of September 2023.

GAUCHO GROUP HOLDINGS, INC.

By:	/s/Scott L. Mathis
Scott L. Mathis
President & Chief Executive Officer

EXHIBIT A

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

GAUCHO group HOLDINGS, INC.

(a Delaware corporation)

ARTICLE I

NAME

The name of the corporation is Gaucho Group Holdings, Inc.

ARTICLE II

REGISTERED AGENT

The address of the registered office of the corporation in the State of Delaware is Incorporating Services, Ltd., 3500 South Dupont Highway, Dover, Delaware, 19901, Kent County. The name of its registered agent at that address is Incorporating Services, Ltd.

ARTICLE III

PURPOSE

The purpose of the corporation is to engage in any lawful act or activity for which a Corporation may be organized under the Delaware General Corporation Law (“DGCL”).

ARTICLE IV

CAPITAL STOCK

A. Common Stock.

(1) The total number of shares of common stock, par value $0.01 per share, that the corporation is authorized to issue is 150,000,000.

(2) Each holder of common stock shall be entitled to one vote for each share of common stock held on all matters as to which holders of common stock shall be entitled to vote. Except for and subject to those preferences, rights, and privileges expressly granted to the holders of all classes of stock at the time outstanding having prior rights, and any series of preferred stock which may from time to time come into existence, and except as may be otherwise provided by the laws of the State of Delaware, the holders of common stock shall have exclusively all other rights of stockholders of the corporation, including, but not limited to, (a) the right to receive dividends when, as and if declared by the Board of Directors of the corporation out of assets lawfully available therefore, and (b) in the event of any distribution of assets upon the dissolution and liquidation of the corporation, the right to receive ratably and equally all of the assets of the corporation remaining after the payment to the holders of preferred stock of the specific amounts, if any, which they are entitled to receive as may be provided herein or pursuant hereto

B. Preferred Stock.

(1) The total number of shares of preferred stock, par value $0.01 per share, that the Corporation is authorized to issue is 902,670.

(2) The Board of Directors is expressly authorized at any time, and from time to time, to provide for the issuance of shares of preferred stock in one or more series, with such voting powers, full or limited, or without voting powers and with such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issue thereof adopted by the Board of Directors, subject to the limitations prescribed by law and in accordance with the provisions hereof, including but not limited to the following:

a. The designation of the series and the number of shares to constitute the series.

b. The dividend rate of the series, the conditions and dates upon which such dividends shall be payable, the relation which such dividends shall bear to the dividends payable on any other class or classes of stock, and whether such dividends shall be cumulative or noncumulative.

c. Whether the shares of the series shall be subject to redemption by the corporation and, if made subject to such redemption, the times, prices and other terms and conditions of such redemption.

d. The terms and amount of any sinking fund provided for the purchase or redemption of the shares of the series.

e. Whether or not the shares of the series shall be convertible into or exchangeable for shares of any other class or classes or of any other series of any class or classes of stock of the corporation, and, if provision be made for conversion or exchange, the times, prices, rates, adjustments and other terms and conditions of such conversion or exchange.

f. The extent, if any, to which the holders of the shares of the series shall be entitled to vote with respect to the election of directors or otherwise.

g. The restrictions, if any, on the issue or reissue of any additional preferred stock.

h. The rights of the holders of the shares of the series upon the dissolution, liquidation, or winding up of the corporation.

i. Any other relative rights, preferences, and limitations.

C. Reverse Stock Split.

(1) Upon the filing and effectiveness of this Amended and Restated Certificate of Incorporation (the “Effective Time”) pursuant to the Delaware General Corporation Law, each ten (10) shares of Common Stock either issued and outstanding or held in treasury immediately prior to the Effective Time shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of Common Stock (the “Reverse Stock Split”). All fractional shares as a result of the Reverse Stock Split will be rounded up to the nearest whole number. The total number of the Corporation’s authorized shares of Common Stock or Preferred Stock shall not be affected by the foregoing.

(2) Each certificate that immediately prior to the Effective Time represented shares of Common Stock (“Old Certificates”) shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been combined, subject to the elimination of fractional share interests as described above.

ARTICLE V

DIRECTORS

A. Authority, Number and Election of Directors. The affairs of the corporation shall be conducted by the Board of Directors. The number of directors of the corporation shall be fixed from time to time in the manner provided in the bylaws of the corporation and may be increased or decreased from time to time in the manner provided in the bylaws; provided, however, that, except as otherwise provided in this Article V, the number of directors shall not be less than two nor more than nine. Election of directors need not be by written ballot except and to the extent provided in the bylaws. A director shall hold office until the annual meeting for the year in which his term expires and until his successor shall be elected and qualified, subject, however, to such director’s prior death, resignation, retirement, disqualification or removal from office.

B. Removal. Subject to any rights of the holders of any series of preferred stock, a director may be removed from office without cause by the stockholders prior to the expiration of his or her term of office. Any director may be removed for cause by the Board at a special meeting of the Board of Directors.

C. Quorum. A quorum of the Board of Directors for the transaction of business shall not consist of less than a majority of the total number of directors, except as otherwise may be provided in this Amended and Restated Certificate of Incorporation or in the bylaws with respect to filling vacancies.

D. Newly Created Directorships and Vacancies. Except as otherwise fixed pursuant to the rights of the holders of any class or series of preferred stock to elect directors under specified circumstances, newly created directorships resulting from any increase in the number of directors and any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause may be filled by the affirmative vote of a majority of the remaining directors then in office, or by a sole remaining director, even though less than a quorum of the Board of Directors, or by the stockholders . Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the new directorship which was created or in which the vacancy occurred and until such director’s successor shall have been elected and qualified.

ARTICLE VI

BYLAWS

Except as otherwise provided in this Amended and Restated Certificate of Incorporation, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, repeal, alter, amend and rescind any or all of the bylaws of the corporation, provided however; that any bylaw made by the Board of Directors is subject to amendment or repeal by the stockholders of the Corporation.

ARTICLE VII

STOCKHOLDERS

A. Meetings. Meetings of stockholders may be held within or without the State of Delaware, as determined by the Board of Directors. Each meeting of stockholders will be held on the date and at the time and place determined by the Board of Directors.

B. Special Meetings. Special meetings of stockholders may be called by the chief executive officer, the Board of Directors or the holders of ten percent (10%) or more of the shares entitled to vote at such meeting. Any request by a stockholder for a special meeting shall state the purpose or purposes of the proposed meeting, in accordance with the requirements of the Bylaws, and shall include all of the information required by the Bylaws. Business transacted at any special meeting of stockholders shall be limited to the purposes stated in the notice.

C. Action by Written Consent. Action required or permitted to be taken by stockholders at any annual or special meeting of stockholders may be taken by written consent.

ARTICLE VIII

VOTING REQUIREMENT

Notwithstanding any other provisions of this Amended and Restated Certificate of Incorporation or of the bylaws (and notwithstanding the fact that a lesser percentage may be otherwise specified by law, this Amended and Restated Certificate of Incorporation or the bylaws), the affirmative vote of the holders of not less than sixty six and two-thirds percent (66 2/3%) of the outstanding shares of the capital stock of the corporation entitled to vote generally in the election of directors (considered for this purpose as one class), shall be required to amend or repeal or adopt any provisions inconsistent with Articles V, VIII, IX or X of this Amended and Restated Certificate of Incorporation.

ARTICLE IX

LIABILITY OF OFFICERS AND DIRECTORS

A. General. A director of the corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as currently in effect or as the same may hereafter be amended.

B. Amendment. No amendment, modification or repeal of this Article IX, nor the adoption of any provision of the Certificate of Incorporation inconsistent with this Article IX, shall adversely affect any right or protection of a director that exists at the time of such amendment, modification or repeal.

ARTICLE X

INDEMNIFICATION

A. General. The corporation shall indemnify to the fullest extent permitted by and in the manner permissible under the DGCL, as amended from time to time (but, in the case of any such amendment, only to the extent that such amendment permits the corporation to provide broader indemnification rights than said law permitted the corporation to provide prior to such amendment), any person made, or threatened to be made, a party to any threatened, pending or completed action, suit, or proceeding, whether criminal, civil, administrative, or investigative, by reason of the fact that such person (1) is or was a director or officer of the corporation or any predecessor of the corporation or (2) served any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner, trustee, employee or agent at the request of the corporation or any predecessor of the corporation; provided, however, that except as provided in Section 10(D), the corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized in advance by the Board of Directors.

B. Advancement of Expenses. The right to indemnification conferred in this Article X shall be a contract right and shall include the right to be paid by the corporation the expenses incurred in defending any such proceeding in advance of its final disposition, such advances to be paid by the corporation within twenty days after the receipt by the corporation of a statement or statements from the claimant requesting such advance or advances from time to time; provided, however, that if the DGCL requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the corporation of an undertaking by or on behalf of such director or officer to repay all amounts so advanced if it shall ultimately be determined by a final judicial decision from which there is no right of appeal that such director or officer is not entitled to be indemnified under this Article X or otherwise.

C. Procedure for Indemnification. To obtain indemnification under this Article X, a claimant shall submit to the corporation a written request, including therein or therewith such documentation and information as is reasonably available to the claimant and is reasonably necessary to determine whether and to what extent the claimant is entitled to indemnification. Upon written request by a claimant for indemnification pursuant to the first sentence of this Section 10(C), a determination, if required by applicable law, with respect to the claimant’s entitlement thereto shall be made as follows: (1) if requested by the claimant or if there are no Disinterested Directors (as hereinafter defined), by Independent Counsel (as hereinafter defined); or (2) by a majority vote of the Disinterested Directors, even though less than a quorum, or by a majority vote of a committee of Disinterested Directors designated by a majority vote of Disinterested Directors, even though less than a quorum. If it is so determined that the claimant is entitled to indemnification, payment to the claimant shall be made within ten days after such determination.

D. Certain Remedies. If a claim under Section 10(A) is not paid in full by the corporation within 30 days after a written claim pursuant to Section 10(C) has been received by the corporation, the claimant may at any time thereafter bring suit against the corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the reasonable expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any, has been tendered to the corporation) that the claimant has not met the standard of conduct which makes it permissible under the DGCL for the corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the corporation. Neither the failure of the corporation (including its Board of Directors, Independent Counsel or stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the corporation (including its Board of Directors, Independent Counsel or stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

E. Binding Effect. If a determination shall have been made pursuant to Section 10(C) that the claimant is entitled to indemnification, the corporation shall be bound by such determination in any judicial proceeding commenced pursuant to Section 10(D).

F. Validity of this Article. The corporation shall be precluded from asserting in any judicial proceeding commenced pursuant to Section 10(D) that the procedures and presumptions of this Article X are not valid, binding and enforceable and shall stipulate in such proceeding that the corporation is bound by all the provisions of this Article X.

G. Nonexclusivity. The right to indemnification and to the advancement of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Article X shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, bylaws, agreement, vote of stockholders or Disinterested Directors or otherwise. No repeal or modification of this Article X shall in any way diminish or adversely affect the rights of any present or former director or officer of the corporation or any predecessor thereof hereunder in respect of any occurrence or matter arising prior to any such repeal or modification.

H. Insurance. The corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

I. Indemnification of Other Persons. The corporation may grant rights to indemnification, and rights to the advancement by the corporation of expenses incurred in defending any proceeding in advance of its final disposition, to any present or former employee or agent of the corporation or any predecessor of the corporation to the fullest extent of the provisions of this Article X with respect to the indemnification and advancement of expenses of directors and officers of the corporation.

J. Severability. If any provision or provisions of this Article X shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (1) the validity, legality and enforceability of the remaining provisions of this Article X (including, without limitation, each portion of any paragraph of this Article X containing any such provision held to be invalid, illegal or unenforceable, that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (2) to the fullest extent possible, the provisions of this Article X (including, without limitation, each such portion of any paragraph of this Article X containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

K. Certain Definitions. For purposes of this Article X:

(1) “Disinterested Director” means a director of the corporation who is not and was not a party to the matter in respect of which indemnification is sought by the claimant and otherwise has no material interest in the matter as determined by the Board.

(2) “Independent Counsel” means a law firm, a member of a law firm, or an independent practitioner that is experienced in matters of Delaware corporation law and shall include any such person who, under the applicable standards of professional conduct then prevailing, would not have a conflict of interest in representing either the corporation or the claimant in an action to determine the claimant’s rights under this Article X. Independent Counsel shall be selected by the Board of Directors.

ARTICLE XI

AMENDMENTS

Subject to Article VIII, the corporation reserves the right to alter, amend, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation in the manner now or hereafter prescribed by the laws of the State of Delaware, and all rights conferred herein are granted subject to this reservation.

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